EXHIBIT 1

COMMUNITY NATIONAL BANK

401(k) PROFIT SHARING PLAN

FINANCIAL REPORT

DECEMBER 31, 2001

CONTENTS

Page
INDEPENDENT AUDITOR’S REPORT	1

FINANCIAL STATEMENTS
Statements of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4 - 7

SUPPLEMENTAL INFORMATION
Schedule H, Line 4i—Schedule of Assets Held (at End of Year)	8

[LETTERHEAD OF MOSS ADAMS LLP]

INDEPENDENT AUDITOR’S REPORT

Plan Administrator

Community National Bank

401(k) Profit Sharing Plan

We have audited the accompanying statements of net assets available for benefits of Community National Bank 401(k) Profit Sharing Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits and supplemental schedule of assets held (at end of year) for the year ended December 31, 2001. These financial statements and supplemental schedule are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements and supplemental schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and supplemental schedule referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000, and the changes in net assets available for benefits and supplemental schedule of assets held (at end of year) for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

[GRAPHIC APPEARS HERE]

San Diego, California

September 27, 2002

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

December 31, 2001 and 2000

	2001	2000
ASSETS
Investments
Deposits with Principal Life Insurance Company
Pooled separate accounts, at fair value	$1,567,007	$1,420,666
Guaranteed interest accounts, at fair value	121,747	200,707
Participant loans	103,563	41,369
Common stock	83,952	—
Employer Security, Community Bancorp, Inc.	762,127	674,336

Net assets available for benefits	$2,638,396	$2,337,078

See Notes to Financial Statements.

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Years Ended December 31, 2001 and 2000

		UNAUDITED
	2001	2000
ADDITIONS
Investment income
Dividend income	$31,878	143,823
Net (loss) gain on investments	(186,172)	244,978
Contributions
Employer	147,853	131,951
Participants	424,375	348,147
Rollovers	7,055	3,239
Participant loan interest	4,952	—
Other income	6,311	—

Total additions	436,252	872,138

DEDUCTIONS
Benefits paid	130,548	95,736
Administrative expenses	4,386	4,352

Total deductions	134,934	100,088

Increase in Net Assets Available for Benefits	301,318	772,050

Net Assets Available for Benefits
Beginning of year	2,337,078	1,565,028

End of year	$2,638,396	$2,337,078

See Notes to Financial Statements.

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

The following description of the Community National Bank 401(k) Profit Sharing Plan (Plan) provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution savings plan under Section 401(k) of the Internal Revenue Code that covers all employees who are over 21 years of age and have six months of service with Community Bancorp, Inc. (Company). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and has received a favorable determination by the Internal Revenue Service.

Contributions

Employees—Employees can contribute a maximum of 20 percent of their salaries.

Employer—For the year ended December 31, 2001, the Company matches 100 percent of employee contributions up to 3 percent of an employee’s salary. During the year ended December 31, 2001, the Company contributed $147,853.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of the Company’s contribution and investment earnings, and charged with an allocation of administrative expenses and investment losses. Allocations are based on participant account balances.

Vesting

Participants are immediately vested in their voluntary contributions and their employer’s matching contribution, plus the earnings thereon.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to amend or discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants are fully vested.

1.	DESCRIPTION OF THE PLAN (Continued)

Payment of Benefits

Upon retirement or termination of service, participants may elect to transfer the vested balance into another qualified plan, individual retirement account, or receive a lump-sum pay-out.

Participant Notes Receivable

Participants may borrow from their accounts a minimum of $500 up to a maximum of $50,000. The balance in the participant’s account secures the loans. The interest rate charged on the loans must be a reasonable rate of interest (rates range from 5.0 to 9.5 percent). Principal and interest is paid ratably over the term of the loan through payroll deductions. Loan terms range from one to five years.

Administrative Expenses

All administrative expenses were paid by the Plan.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Plan are prepared using the accrual method of accounting.

Valuation of Investments

The investments included in the financial statements at December 31, 2001 and 2000 are reported at fair market value, as reported to the Plan by Principal Life Insurance Company.

Payment of Benefits

Benefits are recorded when paid.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

3.	INVESTMENTS

Principal Life Insurance Company, Custodian of the Plan, holds the Plan’s investment assets and executes investment transactions. Financial information as of December 31, 2001 and 2000, and for the year ended December 31, 2001, relating to investment assets, transactions, and income is as follows:

	2001	2000
Deposits with Principal Life Insurance Company, at fair value
Pooled separate accounts
Large cap stock index *	$358,977	$370,520
Small company blend *	250,398	197,720
Large company blend *	179,133	204,146
Bond and mortgage *	164,492	121,604
International stock *	161,405	194,143
Medium company blend *	136,421	111,603
Money market fund	102,862	40,453
Stock emphasis balance	79,659	82,891
Medium company value	53,186	47,064
Government security	32,650	25,337
Real estate account	29,081	10,997
Bond emphasis balance	18,743	14,188

	$1,567,007	$1,420,666

Guaranteed interest accounts *	$121,747	$200,707

Participant loans	$103,563	$41,369

Common stock (Note 4)	$83,952	$—

Employer Security, Community Bancorp, Inc. *	$762,127	$674,336

Investment income
Dividend income	$31,878

Net (loss) on investments
Unrealized (depreciation) of assets	$(40,074)
Investment (loss) from pooled separate accounts	(146,098)

	$(186,172)

Participant loan interest income	$4,952

Other income	$6,311

*	Represents five percent or more of net assets available for benefits

4.	DEMUTUALIZATION OF PRINCIPAL MUTUAL HOLDING COMPANY

On October 26, 2001, Principal Mutual Holding Company, a subsidiary of Principal Financial Group, Inc., completed a conversion from a mutual insurance holding company to a stock company. All membership interests in Principal Mutual Holding Company were extinguished on that date and the Plan received compensation in the form of both other income and common stock shares of Principal Financial Group, Inc. Distribution of the shares occurred in December 2001, and was allocated to all Plan participants who had account balances on October 26, 2001, based on each participants’ account balance as a percentage of the value of all Plan participants’ account balances at October 26, 2001.

5.	INCOME TAXES

The Internal Revenue Service has ruled that the Plan qualifies under Section 401(k) of the Internal Revenue Code and is not subject to tax under present income tax laws. The Plan is similarly exempt from tax under state law.

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

SUPPLEMENTAL INFORMATION

EIN#: 33-0026985

PLAN#: 001

SCHEDULE H, LINE 4i—SCHEDULE OF ASSETS HELD (AT END OF YEAR)

December 31, 2001

(a)	(b)	(c)	(e)
	Identity of Issuer, Borrower, Lessor, or Similar Party	Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	Current Value

		Pooled separate accounts
*	Principal Life Insurance Company	Large cap stock index	$358,977
*	Principal Life Insurance Company	Small company blend	250,398
*	Principal Life Insurance Company	Large company blend	179,133
*	Principal Life Insurance Company	Bond and mortgage	164,492
*	Principal Life Insurance Company	International stock	161,405
*	Principal Life Insurance Company	Medium company blend	136,421
*	Principal Life Insurance Company	Money market fund	102,862
*	Principal Life Insurance Company	Stock emphasis balance	79,659
*	Principal Life Insurance Company	Medium company value	53,186
*	Principal Life Insurance Company	Government security	32,650
*	Principal Life Insurance Company	Real estate account	29,081
*	Principal Life Insurance Company	Bond emphasis balance	18,743

			1,567,007

*	Principal Life Insurance Company	Guaranteed interest accounts	121,747

*	Community National Bank	Employer security Community Bancorp, Inc.	762,127

*	Principal Life Insurance Company	Common stock PFG, Inc.	83,952

*	Participant loans	Interest charged from 5.00 to 9.50 percent	103,563

			$2,638,396

*	Party-in-interest